Exhibit 99.1

atai Life Sciences Reports First Quarter 2025 Financial Results
and Recent Corporate Updates

With clinical momentum across its pipeline, atai strengthens its position as a leader in potentially transformative psychedelic mental health treatments

•
Anticipate topline data midyear from the Phase 2b clinical trial of BPL-003 in patients with treatment-resistant depression (TRD) - the largest controlled trial of mebufotenin and the first and only such trial to investigate mebufotenin in the U.S.

•	Dosed the first patient in the exploratory Phase 2 study of EMP-01 (oral R-MDMA) for the treatment of social anxiety; topline data anticipated in Q1’26
•	Continued enrollment in Elumina, a Phase 2 study of VLS-01 (buccal film DMT) in patients with TRD; topline data are anticipated in Q1’26

Cash, cash equivalents, short-term securities, and public equity holdings expected to fund operations into 2027

NEW YORK and BERLIN, May 14, 2025 – atai Life Sciences (NASDAQ: ATAI) (“atai” or “Company”), a clinical-stage biopharmaceutical company on a mission to develop highly effective mental health treatments to transform patient outcomes, today announced first quarter 2025 financial results and provided corporate updates.

“In the first quarter of 2025, we made meaningful progress across our pipeline, thus advancing our mission to transform the treatment of mental health conditions,” stated Srinivas Rao, M.D., Ph.D., Chief Executive Officer and Co-founder of atai. “Dosing the first patient in our exploratory Phase 2 study of EMP-01 in social anxiety disorder represents a significant milestone in our quest to address an area of high unmet need with a novel therapeutic approach. Looking ahead, we are excited about the upcoming mid-year data readouts for BPL-003 in treatment-resistant depression and RL-007 in cognitive impairment associated with schizophrenia. We believe that these milestones have the potential to reinforce our position as a leader in mental health innovation.”

“The world is waking up to the scale and urgency of the mental health crisis, and atai remains at the forefront of developing innovative, science-driven solutions to meet this challenge,” stated Christian Angermayer, Co-founder and Chairman of atai. “Our progress this year reinforces my conviction in our mission and the long-term value we’re building, which is why I’ve continued to personally increase my investment in atai. With a robust pipeline, strategic clarity, and growing momentum, we are well-positioned to deliver both transformative outcomes for patients in need and strong returns for shareholders.”

Recent Clinical Highlights and Upcoming Milestones
VLS-01: Dimethyltryptamine (DMT) for treatment-resistant depression (TRD)
•
VLS-01 is an investigational proprietary oral transmucosal film formulation of DMT applied to the buccal surface, designed to fit within the established two-hour interventional psychiatry treatment paradigm.

•
Continued to enroll patients in Elumina, a Phase 2, multicenter, double-blind, randomized, placebo-controlled trial to assess the safety and efficacy of repeated doses of VLS-01 in ~142 patients with TRD. Topline data are anticipated in the first quarter of 2026.

•	Presented data from the Phase 1 study of VLS-01 at the Society of Biological Psychiatry (SOBP) annual meeting.

EMP-01: R-enantiomer of 3,4-methylenedioxy-methamphetamine (R-MDMA) for social anxiety disorder (SAD)
•
EMP-01 is an oral formulation of R-MDMA that demonstrated unique, dose-dependent subjective effects in a Phase 1 trial that was generally found to be more similar to classical psychedelics than to racemic MDMA.

•
Dosed the first patient in the exploratory, randomized, double-blind, placebo-controlled Phase 2 study of EMP-01 to assess the safety, tolerability and efficacy in ~60 adults with SAD. Topline data are anticipated in the first quarter of 2026.

BPL-003: Mebufotenin benzoate for TRD and alcohol use disorder (AUD) (strategic investment in Beckley Psytech)
•	BPL-003 is an intranasal transmucosal formulation of mebufotenin benzoate designed to fit within the established two-hour interventional psychiatry treatment paradigm.
•
Beckley Psytech remains on track to report topline results in mid-year 2025 from the eight-week core phase of the randomized, quadruple-masked, global Phase 2b clinical study of BPL-003 in 196 patients with TRD.

•
Beckley Psytech also remains on track to report topline data from Part 2 of its Phase 2a study of BPL-003 in combination with selective serotonin reuptake inhibitors (SSRIs) for TRD in the second quarter of 2025.

•	Beckley Psytech presented data from Part 1 of its open-label Phase 2a trial in patients with TRD at SOBP 2025.

Novel 5-HT2A Receptor Agonists (including the discovery of non-hallucinogenic neuroplastogens)
•
Novel 5-HT2A receptor agonists were discovered that maintain non-hallucinogenic potential based on their inability to fully-substitute for a traditional psychedelic in rodent drug discrimination studies. These differentiated 5-HT2A receptor agonists are being further optimized and studied in a series of animal models to assess therapeutic potential.

•
Presented a poster on the Identification of Lead 5-HT2A Receptor Agonists for use in Treatment Resistant Depression with Non-hallucinogenic Potential and Low Valvulopathy Liability at the International Festival of Neuroscience BNA 2025.

RL-007: Pro-cognitive neuromodulator for cognitive impairment associated with schizophrenia (CIAS) (strategic investment in Recognify Life Sciences)
•	RL-007 is an orally bioavailable compound that has demonstrated pro-cognitive effects in multiple pre-clinical and clinical studies, including two Phase 1 and two Phase 2 trials.
•	Recognify Life Sciences remains on track to report topline data in mid-2025 from the Phase 2b proof-of-concept study of RL-007 in 234 patients living with CIAS.
•	Recognify Life Sciences presented RL-007 preclinical data at SOBP 2025.

Corporate Update
•
On May 2, 2025, the Company repaid in full the outstanding indebtedness of $21.8 million and terminated all commitments and obligations under the Hercules Loan Agreement. The early prepayment saved atai approximately $2.1 million of interest otherwise due under the full amortization payment schedule.

Consolidated Financial Results
Cash, cash equivalents, and short-term securities: As of March 31, 2025, the Company had cash, cash equivalents, restricted cash and short-term securities of $108.2 million compared to $72.3 million as of December 31, 2024. The $35.9 million increase in cash is a result of $59.1 million net proceeds from equity financings, net of $17.8 million used in operations and $5.0 million invested in digital assets. The Company expects its cash, cash equivalents, short-term securities, and public equity holdings to be sufficient to fund operations into 2027.

Research and development (R&D) expenses: R&D expenses were $11.3 million for the three months ended March 31, 2025, as compared to $11.5 million for the same prior year period. The year-over-year decrease of $0.2 million is primarily attributable to decreases in personnel-related expenses and consulting services, partially offset by increases in contract research organization and intellectual property spend related to our clinical programs.

General and administrative (G&A) expenses: G&A expenses for the three months ended March 31, 2025 were $10.6 million as compared to $12.6 million in the same prior year period. The year-over-year decrease of $2.0 million was primarily attributable to decreases in personnel-related expenses and professional services. The Company expects the reduction in G&A spend over prior years to continue.

Net income (loss): Net loss attributable to stockholders for the three months ended March 31, 2025, was $26.4 million as compared to $26.7 million for the three months ended March 31, 2024.

About atai Life Sciences
atai is a clinical-stage biopharmaceutical company on a mission to develop highly effective mental health treatments to transform patient outcomes. Our pipeline of psychedelic-based therapies includes VLS-01 (buccal film DMT) for treatment-resistant depression (TRD) and EMP-01 (oral R-MDMA) for social anxiety disorder, which are in Phase 2 clinical development. We are also advancing a drug discovery program to identify novel, non-hallucinogenic 5-HT2AR agonists for TRD. These programs aim to address the complex nature of mental health providing commercially scalable interventional psychiatry therapies that can integrate seamlessly into healthcare systems. For the latest updates and to learn more about our mission, visit www.atai.com or follow us on LinkedIn.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “anticipate,” “initiate,” “could,” “would,” “project,” “plan,” “potentially,” “preliminary,” “likely,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements include express or implied statements relating to, among other things: our business strategy and plans;  the potential, success, cost and timing of development of our product candidates, including the progress of preclinical studies and clinical trials and related milestones; expectations regarding our cash runway; and the plans and objectives of management for future operations, research and development and capital expenditures.

Forward-looking statements are neither promises nor guarantees, but involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected, including, without limitation, the important factors described in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in atai's other filings with the SEC. atai disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by applicable law.

Contact Information
Investor Contact:
IR@atai.com

Media Contact:
PR@atai.com

-- Financial Statements Attached --

ATAI LIFE SCIENCES N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2025	2024
	(unaudited)
Revenue	$1,555	$—
Operating expenses:
Research and development	11,328	11,530
General and administrative	10,597	12,555
Total operating expenses	21,925	24,085
Loss from operations	(20,370)	(24,085)
Other expense, net	(5,939)	(1,596)
Net loss before income taxes	(26,309)	(25,681)
Benefit from (provision for) income taxes	(156)	4
Losses from investments in equity method investees, net of tax	—	(1,701)
Net loss	(26,465)	(27,378)
Net loss attributable to noncontrolling interests	(34)	(665)
Net loss attributable to ATAI Life Sciences N.V. stockholders	$(26,431)	$(26,713)
Net loss per share attributable to ATAI Life Sciences N.V. stockholders — basic and diluted	$(0.15)	$(0.17)
Weighted average common shares outstanding attributable to ATAI Life Sciences N.V. stockholders — basic and diluted	176,271,176	158,891,067

ATAI LIFE SCIENCES N.V.
CONDENSED CONSOLIDATED BALANCE SHEET
(Amounts in thousands)

	March 31, 2025	December 31, 2024
	(unaudited)
Assets
Cash and cash equivalents	$48,287	$17,505
Securities carried at fair value	49,917	44,825
Short-term restricted cash for other investments	10,000	10,000
Prepaid expenses and other current assets	7,774	7,795
Property and equipment, net	2,682	2,535
Operating lease right-of-use assets, net	2,905	1,334
Other investments held at fair value	23,053	28,887
Other investments	42,079	42,079
Intangible assets, net	3,157	3,246
Goodwill	331	331
Digital assets	4,788	-
Other assets	810	850
Total assets	$195,783	$159,387
Liabilities and Stockholders' Equity
Accounts payable	$2,705	$2,616
Accrued liabilities	8,680	9,847
Current portion of lease liabilities	287	477
Short-term convertible promissory notes and derivative liability - related party	1,205	1,150
Short-term convertible promissory notes and derivative liability	1,923	1,840
Current portion of long-term debt	11,366	6,374
Other current liabilities	2,335	2,647
Contingent consideration liabilities - related parties	110	110
Contingent consideration liabilities	212	212
Noncurrent portion of lease liabilities	2,587	732
Long-term debt, net	9,300	14,133
Other liabilities	2,799	2,695
Total stockholders' equity attributable to ATAI Life Sciences N.V. stockholders	152,053	116,297
Noncontrolling interests	221	257
Total liabilities and stockholders' equity	$195,783	$159,387